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                                                                   Exhibit 10.03


June 27, 1997

Mr. Norm Smith
8215 Navidad Drive
Austin, Texas   78735

Dear Norm:

Racotek is pleased to offer you the position of Sr. Vice President, Systems Integration, reporting to Michael Fabiaschi, President & CEO. The start date is June 30, 1997. As Sr. Vice President, Systems Integration, you will work independently and with teams to identify and develop opportunities at target companies in multiple vertical industries.

Your initial compensation, will be in the form of company paid benefits, including three weeks vacation, and stock options in the amount of 500,000 shares issued at its current fair market value on July 21, 1997, with a vesting start date of June 30, 1997. Of these options, 62,500 will vest on your first day of employment and the remaining shares are subject to vesting over a four year period. You will vest 25% at the end of your first year and an additional 6.25% each quarter thereafter. Final approval of your stock option requires Racotek Board of Directors approval.

Per your discussion with Michael Fabiaschi, within the next 6 months there will be a joint evaluation to determine the possibility of entering into a continuing employment arrangement going forward which may include: compensation, relocation and stock.

Enclosed is an employee agreement that we ask you to sign and bring with you on your first day. Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an "employment at will" relationship. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

In addition, the Immigration Conform and Control Act requires that all employees complete an I-9 form and provide documentation to show employment eligibility in the United States. A copy of the I-9 form is enclosed.

We are extremely pleased to make this offer to you and look forward to working with you.

Sincerely,
Kay E. Lee

Kay E. Lee
Director, Human Resources

cc:  Michael Fabiaschi

I accept the offer for the position of Sr. Vice President, Systems Integration.

Norm Smith                                        June 30, 1997
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Norm Smith                                        Date




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